Exhibit 3.2

AMENDMENT NO. 3 TO

FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

AMERIGAS PARTNERS, L.P.

This Amendment No. 3 to the Fourth Amended and Restated Agreement of Limited Partnership of AmeriGas Partners, L.P., dated as of August 21, 2019 (this “AMENDMENT”), is entered into by AmeriGas Propane, Inc., a Pennsylvania corporation (the “GENERAL PARTNER”), as the general partner of AmeriGas Partners, L.P. (the “PARTNERSHIP”), pursuant to authority granted to the General Partner in Section 15.1 of the Fourth Amended and Restated Agreement of Limited Partnership of AmeriGas Partners, L.P., dated as of July 27, 2009, as amended by that certain Amendment No. 1 to the Fourth Amended and Restated Agreement of Limited Partnership of AmeriGas Partners, L.P., dated as of March 13, 2012, as amended further by that certain Amendment No. 2 to the Fourth Amended and Restated Agreement of Limited Partnership of AmeriGas Partners, L.P., dated as of July 27, 2015 (as amended, the “PARTNERSHIP AGREEMENT”). Capitalized terms used herein but not otherwise defined herein shall have the meaning given to them in the Partnership Agreement.

WHEREAS, pursuant to Section 15.1(d) of the Partnership Agreement, each Limited Partner agreed that the General Partner, without the approval of any Limited Partner or Assignee, may amend any provision of the Partnership Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect a change that, in the sole discretion of the General Partner, (i) does not adversely affect the Limited Partners in any material respect or (ii) is required to effect the intent of the provisions of the Partnership Agreement; and

WHEREAS, the General Partner has determined that the change reflected in this Amendment does not adversely affect the Limited Partners in any material respect, and is required to effect the intent of the provisions of the Partnership Agreement.

NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:

1.	Each of the following definitions in Article II of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:

““LIMITED PARTNER” means, unless the context otherwise requires, (a) the Organizational Limited Partner, each Initial Limited Partner, each Substituted Limited Partner, each Additional Limited Partner and any Departing Partner upon the change of its status from General Partner to Limited Partner pursuant to any withdrawal or removal of the General Partner pursuant to Article XIII; and (b) solely for purposes of Articles IV, V, VI and IX and Sections 14.3 and 14.4, each Assignee.”

“PERCENTAGE INTEREST” means as of the date of such determination, as to any Limited Partner or Assignee holding Units, the product of (i) 100% less the percentage applicable to paragraph (c) multiplied by (ii) the quotient of the number of Units held by such Limited Partner or Assignee divided by the total number of all Outstanding Units, and (c) as to the holders of additional Partnership Securities issued by the Partnership in accordance with Section 4.3, the percentage established as a part of such issuance.”

“PRO RATA” when modifying Units or any class thereof, means apportioned equally among all designated Units, and when modifying Partners, means 100% to the Unitholders Pro Rata.

2.	The following definition in Article II of the Partnership Agreement is hereby deleted in its entirety:

““COMBINED INTEREST””

3.	Section 4.1(b) of the Partnership Agreement is hereby deleted in its entirety.

4.	Section 5.4 of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:

“5.4 OPERATING DISTRIBUTIONS AFTER SUBORDINATION PERIOD. Subject to Section 5.1, for each Quarter after the Subordination Period and before the Liquidation Date, Available Cash not in excess of Operating Surplus shall be distributed 100% in respect of all Units Pro Rata.”

5.	Section 5.7 of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:

“5.7 LIQUIDATING DISTRIBUTIONS AFTER SUBORDINATION PERIOD. If the Liquidation Date occurs after the Subordination Period, the amounts available for distribution pursuant to Section 14.4(c) shall be distributed after the Liquidation Date 100% in respect of all Units Pro Rata.”

6.	The last sentence in Section 6.9(b) is hereby deleted in its entirety.

7.	Each of Section 13.3(a), Section 13.3(b), Section 13.3(c) and Section 14.2(ii) is amended and restated in its entirety to read as follows:

“[Reserved.]”

8.	Applicable Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

9.	No Other Amendments. Except for the amendments expressly set forth in this Amendment, the Partnership Agreement shall remain unchanged and in full force and effect.

10.	Miscellaneous. Sections 18.4, 18.5, 18.7, 18.8, 18.9 and 18.11 of the Partnership Agreement are incorporated herein by reference and shall apply mutatis mutandis to this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first set forth above.

GENERAL PARTNER:

AMERIGAS PROPANE, INC.

By:	/s/ Hugh J. Gallagher
Name:	Hugh J. Gallagher
Title:	President and Chief Executive Officer

[Signature Page to Amendment No. 3 to Fourth Amended and Restated Agreement of Limited Partnership of AmeriGas Partners L.P.]